Rule 424(b)(3) and (c) Commission File No. 333-11188

PROSPECTUS SUPPLEMENT

BIOMIRA INC.

8,800,000 shares
of
Common Stock

     The following information supplements and amends the Prospectus of Biomira Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September 26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16, 2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7, 2001, February 11, 2002, April 19, 2002, June 14, 2002, August 2, 2002, August 29, 2002, September 12, 2002, November 25, 2002, December 10, 2002 and February 7, 2003, relating to the issuance of 8,800,000 shares of Biomira’s common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

     On January 16, 2003, Biomira issued its twenty-fourth drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $450,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on January 17, 2003 and ending on February 19, 2003 at no less than a traded value of U.S. $1.00 per share. During the pricing period relating to the twenty-fourth drawdown up to February 3, 2003 (the day before the first interim settlement on February 4, 2003), a total of 209,828 shares were purchased by Creon at an average purchase price per common share of U.S. $1.0723, resulting in aggregate proceeds of U.S. $225,000 being paid and released from escrow to Biomira by Creon in the first interim payment on February 4, 2003, and during the balance of the pricing period relating to such drawdown ending on February 19, 2003, a total of an additional 220,424 shares were purchased by Creon at an average purchase price per common share of U.S. $1.0208, resulting in additional proceeds of U.S. $225,000 being paid and released from escrow to Biomira by Creon in the second interim payment on February 20, 2003 and such additional shares were issued on February 21, 2003.

The date of this Prospectus Supplement is February 25, 2003